Exhibit 10.2

October 30, 2015

Mr. Thomas Aebischer

Im Breitloo 2,8802 Kilchberg

Switzerland

Dear Thomas:

We are pleased to confirm an offer of employment for the position of Executive Vice President, Chief Financial Officer of the LyondellBasell Group (“LYB”), reporting directly to me, and eventual employment by Lyondell Chemical Company (the “Company”), based in Houston, Texas. Your initial employment will be with Basell Service Company B.V., an affiliate of the Company based in Rotterdam, The Netherlands (“BSC”), with the expectation that you will be subsequently transferred to employment with the Company in Houston after approximately one year of working in Rotterdam, provided that you are able to obtain the necessary visa to work for the Company in the United States. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything said to you during your interviews or any other discussions about your employment with the Company or its parents, subsidiaries or affiliates, or any of their directors, officers, employees or other representatives. You will also serve as a member of LYB’s Leadership Team, be ratified as a Section 16 Officer by LYB’s Supervisory Board, and be nominated to become a Member of the Management Board of LYB upon shareholder approval in May 2016. As discussed, your anticipated start date is on or before January 1, 2016.

In your capacity as EVP, Chief Financial Officer, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of LYB’s and its affiliates’ interests.

In consideration of your services, your compensation package will be as follows:

•	Your annualized base salary will be $725,000.00 USD per year (“annual base salary”), which will be payable in accordance with the standard payroll practices of BSC or the Company (as applicable). When employed in the U.S., your annual base salary will be paid on a bi-weekly basis as earned at the rate of $27,884.62 USD, and subject to all withholdings and deductions required by law. The payment of your annual base salary will be on a monthly basis as earned while you are employed in the Netherlands, and will be converted to Euros at the applicable rate upon hire. More specific information about the payment of salary during your assignment in Rotterdam will be provided to you separately.

•	You will be eligible to participate in the following incentive programs applicable to your position level. Except as otherwise set forth below, participation in these incentive programs is subject to the terms and conditions of these programs and may be modified by LYB or the Company at any time.

•	Short-Term Incentive Plan. You will be eligible to participate in the LyondellBasell Industries Short-Term Incentive Plan for 2016, based on your start date. The target annual bonus percentage for 2016 is expected to be 85% of your annual base salary. The actual payout is dependent on corporate, award unit and individual performance.

•	Long-Term Incentive Plan. You will be eligible to participate in the LyondellBasell Industries 2010 Long-Term Incentive Plan (the “LTI Plan”) for the 2016 plan year, which includes the grant of equity-based awards expected to provide generally for target payments approximately equal to 300% of your annual base salary but subject to proration based on hire date. The 2016 equity grants are expected to include a mix of performance share unit awards, time-vested restricted stock units, and non-qualified stock options, granted pursuant to the LTI Plan documents and standard award agreements in place at the time of the grant.

•	You will be eligible for a new hire equity grant with a fair market value of $1,500,000 USD of which 60% will be made in the form of restricted stock units and 40% will be made in the form of non-qualified stock options with a three-year vesting schedule (1/3rd ratable vesting each year). The allocation of the number of shares subject to the various grants of these equity awards will be determined after your start date and pursuant to formal approval from the Compensation Committee.

•	As an EVP and member of the LYB Leadership Team, you will be subject to LYB’s Share Ownership Guidelines. In summary, these Guidelines require that executives at the Vice President level and above accumulate LYB shares at a rate equal to a multiple of base salary, with the required multiple varying by level. A copy of these Guidelines is enclosed.

•	Once you begin working in the U.S., your vacation eligibility is expected to be 160 hours per year and subject to the terms and conditions of the Company’s applicable vacation policy; prior to such time, you will be eligible for a holiday allowance, as specified in a separate Employment Agreement governing your Rotterdam assignment. You also will be eligible for recognized holidays and floater holidays in accordance with BSC or Company policy, as applicable.

•	As a designated executive officer of LYB, it is expected that you will be eligible to participate in the amended and restated Executive Severance Plan (the “Severance Plan”, dated June 1, 2015) once you are employed by the Company in the U.S. The terms of the Severance Plan are subject to change in the future; however, once you become a participant, you will be granted any benefits in effect at the time should your employment with the Company sever without “cause” or you leave for “good reason” as such terms are defined in the Severance Plan. Prior to your entry into the Severance Plan, the Company will require that you execute a participation agreement (substantially in the form as enclosed with this letter) that evidences your agreement to participate in the Severance Plan and to comply with the terms, conditions, and restrictions of the participation agreement and the Severance Plan, including certain confidentiality provisions and restrictive covenants.

•	You will also be eligible for the LYB Relocation program for your relocation to Houston, Texas.

•	You will be eligible for reimbursement of any legal or administrative costs related to obtaining a visa to work in the U.S.

As an employee of BSC or the Company, you will be eligible to participate in various company benefit programs, as applicable. All pertinent benefits information will be given to you during your first week of employment, with instructions on enrollment. When you transfer employment to the Company in the U.S., you will become eligible to participate in the Company’s 401(k) retirement plan. After you begin employment, additional information will be available to you on LYB’s intranet website. Participation in the benefit programs is subject to the terms and conditions of the programs and may be modified by LYB, BSC, or the Company at any time.

Within a few days of your start date, we will meet with you to go over your local benefits. When you transfer employment to the Company in the U.S., you will receive an email from Benefits Administration with a link to the U.S. benefits website. The U.S. benefits website allows you to enroll in your company benefits related to health and insurance plans. Please review all of the available material carefully, as some of the benefits require enrollment within 31 days of receiving notification in the U.S.

When you relocate to the U.S., random and for cause drug/alcohol testing, as allowed by Company policy and applicable law, are continuing conditions of employment with the Company. You must also satisfy a background check prior to the start date of your employment.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company or its affiliates. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Please read, sign, scan and return the following documents to Jackie Wolf at jackie.wolf@lyb.com to indicate your acceptance of this offer of employment.

•	Signed Offer Letter

•	Signed Rotterdam Employment Agreement

•	CV-OK Statement of Consent

•	2015 Rotterdam Pension Form

•	Personal Details Form

•	Confidentiality Agreement

•	Conflict of Interest Forms:

•	Receipt and Certification Form

•	Disclosure of Interest Form

When you relocate to the U.S., you must remain legally authorized to work in the U.S. at all times while you are employed with the Company. On or before your first day of employment in the U.S., you will be provided with an I-9 form to complete, as well as information about the necessary identification documents. You will be required to present the completed form and appropriate documentation to your HR contact at that time.

This offer letter is not a contract of employment for any specific or minimum term. Except as otherwise may be specifically provided in a separate written Employment Agreement: (1) any employment relationship the Company offers you for employment in the U.S. is terminable at will, which means our employment relationship is voluntary and based on mutual consent, and (2) you may resign your U.S. employment, and LYB, the Company or any other applicable employing affiliate may terminate your U.S. employment at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and our at-will relationship while employed with LYB, the Company or their affiliates within the United States may not be modified except by a formal written employment contract signed by the CEO of LYB or his/her authorized designee. For information regarding your interim employment period while located in Rotterdam, please refer to the separate Employment Agreement that is being provided to you, which describes the terms and conditions of employment applicable during this interim period.

We are confident you will find LYB to be both challenging and rewarding. We are enthusiastic about having you join our team! If you have any questions regarding the offer, please feel free to contact me at 1-713-309-4774 or Jackie Wolf, SVP, Chief Human Resources Officer at 1-713-309-4970.

Lastly, please acknowledge your receipt of this letter and acceptance of this employment relationship by reading, signing and returning this letter no later than November 5, 2015.

Sincerely,

/s/ Bhavesh V. Patel

Bhavesh V. (Bob) Patel

Chief Executive Officer and Chairman of the Management Board

By signature, I acknowledge receipt of this letter and my intent to commence employment on the start date set forth above.

/s/ Thomas Aebischer	November 6, 2015
Signature	Date

Thomas Aebischer
Printed Name

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